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EXHIBIT 99.1


PULASKI FINANCIAL CORP.
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FOR IMMEDIATE RELEASE



     PULASKI FINANCIAL REPORTS SECOND-QUARTER EPS $0.25 VS. $0.24

     o  Q2 NET INCOME INCREASES 6% TO $1.4 MILLION
     o RETAIL BANKING FEES, COMMERCIAL LENDING AND GAIN ON SALE OF SECURITIES HELP OVERCOME ANTICIPATED DECLINE IN MORTGAGE REVENUES
     o  RETAINED LOAN PORTFOLIO GROWS 37%--$102 MILLION--YEAR TO DATE
     o  COMMERCIAL DIVISION PORTFOLIO MORE THAN TRIPLES TO $56 MILLION
     o  TOTAL ASSETS APPROACH $500 MILLION
     o  NON-PERFORMING ASSETS DECLINE $1.6 MILLION


ST. LOUIS, APRIL 29, 2004--Pulaski Financial Corp. (Nasdaq: PULB), today reported it overcame the anticipated substantial drop in mortgage revenue, largely through increased retail banking fees and commercial lending activity as well as gain on sale of securities, to post a six percent increase in second-quarter net income to $1.43 million from $1.35 million a year earlier. Earnings per diluted share for the quarter ended March 31, 2004, increased to $0.25 from $0.24 the prior year. All per share amounts have been adjusted to reflect the 2-for-1 stock split in July 2003.

For the first six months of fiscal 2004, net income was $2.8 million, or 49 cents per diluted share, about even with the prior year, despite a $1.6 million decline in mortgage revenues from 2003, when the mortgage-refinancing boom was peaking.

"As we previously projected, this fiscal year is a transitional one as we adapt to lower mortgage production," said William A. Donius, chairman, president and chief executive officer. "We have delivered on a growth strategy that takes decreased mortgage revenues into account through increased emphasis on retail banking and growth in our commercial lending portfolio."

RETAINED LOAN PORTFOLIO GROWS 37% IN THE FIRST TWO QUARTERS

"For the first two quarters of fiscal 2004, the retained loan portfolio has grown by $102 million, or 37 percent, to $379.2 million, including a $66 million increase in the second quarter, "Donius said. "That includes a very strong showing by our newly formed commercial division, which has more than tripled its portfolio to $55.8 million from $15.3 million at the beginning of the fiscal year. Our commercial loan portfolio also has no significant delinquencies."


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Donius noted that Pulaski remains in a solid asset sensitive position, with 64 percent of its assets repricing within a year. "Our lending activities are concentrated on prime-based and other short-term adjusting assets," he said.

During the second quarter, non-performing assets declined $1.6 million due to the sale of $2.4 million of non-performing loans to an investor. While the company received close to par value for these loans, $100,000 of accrued interest was written off at the time of sale resulting in lower interest income.

RETAIL REVENUES CONTINUE TO BUILD

"We remain focused on the four retail-banking strategies--mortgage lending, checking accounts, retail banking fees and deposits," Donius said. "These have served us well over the past five years, and now we are getting a lift from the expansion of our commercial lending division--our fifth core product. All of this bodes well for future quarters.

"We offset the 51 percent second-quarter decrease in mortgage revenue of $955,000 through increased net interest income, greater retail banking revenue, gains on the sale of equity securities and strong cost controls," Donius said. "Retail banking revenues increased 24 percent to $547,000 from $440,000 because of continued growth in transaction accounts.

"Our focus has always been on the home purchase portion of the mortgage market, and as such the bank continues to be one of the top mortgage lenders in both St. Louis and Kansas City," Donius said. "For the first six months we closed $447.9 million in residential mortgage loans compared with $725.6 million a year earlier. Much of last year's activity consisted of refinancing, while the majority of this year's lending is in the purchase market."

OPERATING REVENUE, EXPENSES

The bank had a $456,000 gain on the sale of equity securities during the quarter.

Operating expenses declined slightly from $3.4 million for the March 2003 quarter, to $3.1 million for the quarter ended March 2004. In the prior year, the company realized $370,000 in expense for the early retirement of Federal Home Loan Bank advances.

Office occupancy expense increased approximately $176,000, or 25%, over the previous year due to the addition of a new bank location in O'Fallon, Missouri, the purchase of a bank branch in Kansas City, Missouri, and the purchase of an additional office building adjacent to the corporate headquarters in Creve Coeur, Missouri.

"We are investing in our future by improving our retail delivery infrastructure to allow for continued growth. " Donius said.


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STRONG GROWTH PROSPECTS

"We anticipate stronger core earnings through the remainder of the fiscal year due to the portfolio expansion," Donius said. "In addition, Pulaski Title Company has worked through the preparatory stages and is expected to make a modest contribution in the last half of the year.

"Mortgage revenues also are expected to improve during the next two quarters from the first half of the year," Donius said. "In addition, we anticipate continued growth in the retail banking area."

CONFERENCE CALL TODAY

Management will host a teleconference and simultaneous webcast today beginning at 11 a.m. EDT to further discuss the results.

Participants in the conference call may dial 201-689-8359 a few minutes before start time. The call also will be available for replay through May 13, 2004, at 201-612-7415, account number 3055 and conference I.D. 101866.

The webcast can be accessed at
http://www.viavid.net/detailpage.aspx?sid=00001B1B and will be archived for
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three months.

Pulaski Financial Corp., operating in its 82nd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail banking products through seven full-service offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
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useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY
                               -----------
MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.


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                             PULASKI FINANCIAL CORP.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                               At Mar 31,    At Sept 30,
                                                             -------------  -------------
                                                                  2004          2003
                                                                  ----          ----
                                                                   (in thousands)
SELECTED BALANCE SHEET  DATA:
Total assets . . . . . . . . . . . . . . . . . . . . . . .      $ 497,294     $ 401,403
Loans receivable, net. . . . . . . . . . . . . . . . . . .        379,201       276,894
Loans held for sale, net . . . . . . . . . . . . . . . . .         58,591        61,124
Investment securities. . . . . . . . . . . . . . . . . . .          6,299         8,162
FHLB stock . . . . . . . . . . . . . . . . . . . . . . . .          5,419         3,880
Mortgage-backed & related securities . . . . . . . . . . .          7,851         8,862
Cash and cash equivalents. . . . . . . . . . . . . . . . .         15,279        18,656
Deposits . . . . . . . . . . . . . . . . . . . . . . . . .        316,998       313,607
FHLB advances  . . . . . . . . . . . . . . . . . . . . . .        106,500        31,500
Subordinated debentures. . . . . . . . . . . . . . . . . .          9,279             0
Stockholders equity. . . . . . . . . . . . . . . . . . . .         38,260        36,383
Book value per share . . . . . . . . . . . . . . . . . . .           7.01          6.70

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                      0.51%         1.24%
Nonperforming assets as a percent of total assets                    0.51%         1.07%
Allowance for loan losses as a percent of total loans                0.98%         1.13%
Allowance for loan losses as a percent of loans retained             1.13%         1.38%
Allowance for loan losses as a percent of nonperforming Ins        192.99%        91.31%
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                                                 Three months ended March 31       Six,months ended March 31,
                                                     2004          2003               2004          2003
                                                 ------------  -------------       ------------  ------------
SELECTED OPERATING DATA:                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income. . . . . . . . . . . . . . . .    $  5,177     $   5,351           $  10,271     $  10,649
Interest expense . . . . . . . . . . . . . . .       1,643         2,017               3,268         4,111
                                                 ------------  -------------       ------------  ------------
Net interest income. . . . . . . . . . . . . .       3,534         3,334               7,003         6,538
Provision for loan losses. . . . . . . . . . .         316           394                 580           770
                                                 ------------  -------------       ------------  ------------
Net interest income after provision for loan
  losses . . . . . . . . . . . . . . . . . . .       3,218         2,940               6,423         5,768

Retail banking fees. . . . . . . . . . . . . .         547           440               1,077           895
Mortgage revenues. . . . . . . . . . . . . . .         930         1,886               2,082         3,635
Insurance commissions. . . . . . . . . . . . .          66            38                 109            64
Gain on sale of securities . . . . . . . . . .         456             0                 736            24
Other  . . . . . . . . . . . . . . . . . . . .         174           139                 374           325
                                                 ------------  -------------       ------------  ------------
   Total non-interest income . . . . . . . . .       2,173         2,503               4,378         4,943

Compensation expense . . . . . . . . . . . . .       1,455         1,379               2,915         3,024
Other  . . . . . . . . . . . . . . . . . . . .       1,689         2,013               3,399         3,324
                                                 ------------  -------------       ------------  ------------
   Total non-interest expense. . . . . . . . .       3,144         3,392               6,314         6,348

Income before income taxes . . . . . . . . . .       2,247         2,051               4,487         4,363
Income taxes . . . . . . . . . . . . . . . . .         819           699               1,655         1,565
                                                 ------------  -------------       ------------  ------------
Net income . . . . . . . . . . . . . . . . . .   $   1,428     $   1,352           $   2,832     $   2,798
                                                 ============  =============       ============  ============
PER SHARE DATA
Weighted average shares outstanding-basic        5,376,407     5,354,938           5,373,233     5,368,890
Weighted average shares outstanding-diluted      5,823,680     5,674,708           5,800,431     5,681,454
EPS-basic                                            $0.27         $0.25               $0.53         $0.52
EPS-diluted                                          $0.25         $0.24               $0.49         $0.49
Dividends                                            $0.06         $0.05               $0.12         $0.09

PERFORMANCE RATIOS:
Return on average assets                              1.30%         1.32%               1.33%         1.41%
Return on average equity                             15.06%        15.65%              15.08%        16.41%
Interest rate spread                                  3.38%         3.23%               3.45%         3.27%
Net interest margin                                   3.48%         3.42%               3.56%         3.47%
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